UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 12, 2010
CADENCE DESIGN SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-15867 (Commission File Number)	77-0148231 (I.R.S. Employer Identification No.)

2655 Seely Avenue, Building 5
San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)
(408) 943-1234
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On May 12, 2010 (the “Effective Date”), Cadence Design Systems, Inc. (“Cadence”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) to acquire Denali Software, Inc. (“Denali”). Pursuant to the terms and subject to the conditions of the Merger Agreement, a wholly owned subsidiary of Cadence will merge with and into Denali (the “Merger”), with Denali continuing as the surviving corporation and a wholly-owned subsidiary of Cadence after the Merger.
The total consideration payable to Denali equity holders is equal to $315,000,000. The total consideration amount will be decreased by specified expense amounts and also may be decreased if the amount of Denali’s cash and cash equivalents on the closing date of the Merger is less than $50,000,000, as determined in accordance with and for purposes of the Merger Agreement, including adjustments for certain permitted transaction expenses or other expenses related to the Merger, or if such Merger-related expenses exceed specified limits (the total consideration amount as adjusted, the “Merger Consideration”). Denali is expected to have approximately $45,000,000 in actual cash on the closing date of the Merger.
At the time the Merger becomes effective (the “Effective Time”), each share of Denali common stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive an amount of cash equal to the total consideration divided by the fully-diluted number of shares of Denali common stock as calculated pursuant to the Merger Agreement (the “Per Share Amount”) and each option to purchase Denali common stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive an amount of cash equal to the Per Share Amount minus the applicable per share option exercise price. Cash payable with respect to unvested options and shares will continue to vest in accordance with their terms. Fifteen percent of the Merger Consideration will be deposited in an escrow account for a period of 18 months after the Effective Time, as security for indemnification claims Cadence may have under the Merger Agreement.
The closing of the Merger is subject to various conditions, including regulatory approvals and other customary closing conditions. The Merger Agreement may be terminated by either Cadence or Denali upon the occurrence of certain events, including if the Merger has not closed by August 13, 2010, which may automatically be extended to November 13, 2010, if certain conditions are satisfied, or by written consent of both Cadence and Denali.
On the Effective Date, certain shareholders of Denali delivered written consents to Denali approving the transactions contemplated by the Merger Agreement.
Item 5.07. Submissions of Matters to a Vote of Security Holders.
At the Annual Meeting of Stockholders held on May 12, 2010, the stockholders of Cadence voted on the following matters, which are described in detail in Cadence’s Proxy Statement filed with the Securities and Exchange Commission on March 26, 2010:
1.	A proposal to elect seven (7) directors of Cadence to serve until the 2011 Annual Meeting of Stockholders and until their successors are elected and qualified, or until such director’s earlier death, resignation or removal, was approved as set forth below.

				Broker
Nominee	For	Against	Abstain	Non-Votes
Donald L. Lucas	167,430,787	32,687,038	2,689,484	40,559,157
Dr. Alberto Sangiovanni-Vincentelli	195,742,050	4,438,867	2,626,392	40,559,157
George M. Scalise	180,628,127	19,459,739	2,719,443	40,559,157
Dr. John B. Shoven	180,071,710	20,131,368	2,604,231	40,559,157
Roger S. Siboni	193,687,472	6,478,633	2,641,204	40,559,157
John A.C. Swainson	197,118,122	2,962,475	1,726,712	40,559,157
Lip-Bu Tan	190,512,950	9,654,288	2,640,071	40,559,157

2.	A proposal to ratify the selection of KPMG LLP as Cadence’s independent registered public accounting firm for the fiscal year ending January 1, 2011 was approved as set forth below.

For	Against	Abstain	Broker Non-Votes
237,952,195	2,527,018	2,887,253	0
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description
99.01	Press Release issued by Cadence Design Systems, Inc. on May 13, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 13, 2010

CADENCE DESIGN SYSTEMS, INC.
By:	/s/ James J. Cowie
James J. Cowie
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.01	Press Release issued by Cadence Design Systems, Inc. on May 13, 2010.